FOR IMMEDIATE RELEASE


ARCADE MARKETING, INC. ANNOUNCES EXPANSION



December 20, 2001, New York, New York - Arcade Marketing, Inc., the world's foremost producer of interactive sampling systems for printed media announced yesterday that Arcade's newly formed subsidiary, IST, Corp., has acquired the assets, all intellectual property and certain business activities of Color Prelude from Color Prelude, Inc. (CPI), for an undisclosed price. IST, Corp. is headquartered in Baltimore, Maryland, at the same location where CPI had conducted its business.

The acquisition adds significantly to Arcade's product portfolio, already the largest and most complete in the sampling industry. Among the technologies acquired are a soon-to-be-introduced thermoformed innovation; a new lip makeup sampler that contains an applicator. Also included are Shade A Peel(R) Lipstick sampler, Powdersilk(TM) powder-on-paper sampler with applicator; Classic, which deposits powder bulk onto coated paper and seals it with a see-through cover, and ShadeSeal(R), a slim, windowed, pouch-like format that gives marketers the opportunity to combine products - such as lipstick and eyeshadow - in a single, perforated sampler that allows consumers to try one product without exposing the other. Additional innovations include Sureshade(R), a nitrocellulose die deposit system that replicates nail enamel, and the recently introduced Liqi-Seal(R) which presents foundation in a hygienically sealed, see-through format.

"We are very excited about this expansion", said William J. Fox, Chairman and Chief Executive Officer of Arcade Marketing Inc. "Color Prelude enjoyed a long and successful history in the industry and we are proud to pack, in our suitcase, their many efficient, attractive and highly innovative technologies which marry very well to those in our existing roster and further enhance our leadership position in interactive products. Every technology we offer", Fox continued, " issues a call to action which leads to a purchase through an impactful, multi-sensory, interactive experience. And there is nothing more effective ", he remarked, "than an advertisement or a promotional vehicle that captures consumers' attention and engages them in an activity. Consumers stop at the page and experiment with the sampling system. The longer they look and take advantage of all that the sampling system has to offer, the more their brand and product awareness is increased. At the same time and very importantly", Fox noted, " our newly expanded resources enable us to better serve our customers with the widest range of capabilities and technologies available today.
Finally", he said, "I look forward to working with the entire team which now includes Tom Burtzlaff, formerly Color Prelude's V.P. Operations, who has been named General Manager of IST. Tom will report to Arcade Senior V.P., Ron Huggins, and will join the Executive Committee. Cathy Fleming, who heads up the IST sales and marketing function , will report to Pat Powderly, Senior V.P. U.S. Sales, while Craig Quast, the IST business CFO, will coordinate IST financial functions and report to Arcade Senior V.P., Finance and


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Administration,  Ken Budde. IST Laboratory  functions will continue to report to
Burtzlaff with Arcade V.P.s Paul Pieschl and Jamie Ross as advisors. We believe that the combined Arcade/IST science and product development teams will result in a future of creativity and innovation."

The IST client base counts Mary Kay and Avon as primary customers and includes Amway, Body Shop, Cover Girl, Gap, Maybelline, Neutrogena and Revlon; names which also appear in the Arcade line-up.

With a century of experience in developing innovative products and interactive advertising and promotional programs, ARCADE is firmly established as the global leader in multi-sensory marketing through three, fully-staffed, dedicated divisions. Arcade Sampling Technologies, the primary resource for sampling systems for the fragrance, cosmetics, personal care, sun care, hair care, household products and food and beverage industries, is linked to Arcade Direct, a full-service Catalogue and Creative Design agency and Arcade Product Technologies which employs proprietary chemistries to manufacture and market micro-encapsulated ingredients used in the formulation of various personal care products.

ARCADE Marketing, Inc., whose production and laboratory facilities are ISO 9001 Certified, is headquartered in New York with sales offices and related manufacturing facilities in London, Maryland, Mexico City, Paris, Sao Paulo, Sydney, Tennessee, Tokyo and Toronto.

For further information on Arcade, contact by e-mail at ASTSalesUS@arcadeinc.com visit our web site at www.arcadeinc.com.